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                                                                   EXHIBIT 10.24

Escrow Agreement with respect to the Share Purchase Agreement, dated as of June
   15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert
                 Weise, a civil partnership and the Registrant.

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                                Escrow Agreement

                  with respect to the Share Purchase Agreement

between

           Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise
                                           (the "Shareholders" or the "Sellers")

and

                            On Track Innovations Ltd
                                                                         ("OTI")

and

                             M M Warburg & Co KGaA
                                                                    (the "Bank")

     (the Shareholders, OTI and the Bank are hereinafter referred to as the
                                   "Parties")

Whereas: The Sellers and OTI have entered into a Share Purchase Agreement (the "SPA") dated June 15, 2000 pursuant to which OTI has acquired 51% ownership of
(i) InterCard GmbH Kartensysteme, registered in the Commercial Register of the local court Villingen-Schwenningen under No. HRB 603 and having its offices at Auf der Steig 6, 78052 Villingen-Schwenningen ("InterCard K"), and (ii) InterCard GmbH Systemelectronic, registered in the Commercial Register of the local court Villingen-Schwenningen under No. HRB 532 and having its office at MuhlenstraBe 2, 78073 Bad Durrheim ("InterCard S", collectively referred to in this Agreement as "InterCard" or the "Companies") from the Shareholders (the "Sold Interest"), and;

Whereas: The Sellers own the remaining 49% ownership interest in InterCard (hereinafter the "Remaining Interest") or are entitled by way of call options granted by Mr. Werner Messmer to acquire the Remaining Interest (the "Messmer Options");

Whereas: The Sellers and OTI have agreed in the SPA to pay the purchase price for the Sold Interest (as defined in the SPA) (the "Interest Price") by way of transferring ordinary shares of NIS 0.01 n.v. each of OTI (hereinafter referred to as "OTI Shares") to the

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Shareholders and have agreed on a mechanism by way of which the Bank is instructed to act as a trustee in relation to the transfer of the OTI Shares to the Shareholders.

NOW, THEREFORE, the Parties agree as follows:

1.  Escrow Account

1.1 The Bank shall establish an escrow account (the "Escrow Account") in the name of OTI to which OTI is obliged and entitled to transfer OTI Shares as purchase price for the Sold Interest.

1.2 OTI shall irrevocably transfer to the Bank (without any right of recall except for OTI's right to the remainder according to Section 4 and free of any third party rights) OTI Shares in an aggregate value of DM 5,500,000 according to the official average closing price of an OTI Share in the Neuer Markt, traded in Frankfurt at the Xetra system (such official average closing price hereinafter referred to as the "Closing Price"), in the 3 (three) trading days of May 29 to 31, 2000, which are admitted to trading at Deutsche Borse AG in the Neuer Markt (the "OTI Trust Shares").

1.3 As long as any OTI Trust Shares are held in the Escrow Account with the Bank they shall be "frozen" (as understood in accordance with the Israeli Companies Law), i.e. the OTI Trust Shares shall not have any of the rights attached to an OTI Share under OTI's Articles of Association, in particular the right to vote and the right to receive profits.

2.  Interest Price

2.1 As Interest Price for the Sold Interest in InterCard OTI and the Shareholders agreed on a total amount of DM 5,000,000, payable in OTI Shares. Mr. Manfred Weise is irrevocably authorized by the other Shareholders to receive the entire Interest Price.

2.2 OTI irrevocably instructs by these presents the Bank to transfer the amount of the OTI Trust Shares which is required to be transferred for the payment of the Interest Price to the following account.

    Manfred Weise, Baden-Wurttembergische Bank AG Donaueschingen, account no. 6208275540, bank sort code 694 210 20, S.W.I.F.T. BWBK DE 6S 694.

2.3 OTI irrevocably instructs by these presents the Bank to pay the Interest Price from the Escrow Account in 5 (five) equal instalments (the "Instalments"), each totaling DM 1,000,000 (one million Deutsche Mark). The Bank shall transfer the Instalment in OTI Shares as follows:

    2.3.1 The first Instalment (the "First Instalment") shall be paid on July 15, 2000 (the "First Instalment Date"),

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    2.3.2 The second Instalment (the "Second Instalment") shall be paid on
          August 15, 2000 (the "Second Instalment Date"),

    2.3.3 The third Instalment (the "Third Instalment") shall be paid on September 15, 2000 (the "Third Instalment Date"),

    2.3.4 The fourth Instalment (the "Fourth Instalment") shall be paid on October 15, 2000 (the "Fourth Instalment Date"),

    2.3.5 The fifth Instalment (the "Fifth Instalment") shall be paid on November 15, 2000 (the "Fifth Instalment Date"),

    (and the First, Second, Third and Fourth Instalments shall be referred to collectively as the "First Instalments'; and the First, Second, Third, Fourth and Fifth Instalment Dates shall be referred to collectively as the "Instalment Dates").

2.4 The Bank shall determine the number of OTI Trust Shares to be transferred to the Shareholders as payment of the Interest Price for each of the Instalments in accordance with the Closing Price in the 3 (three) trading days prior to the relevant Instalment Date. In the event that these instalments as calculated above do not result in a whole number of OTI Shares, then these shall be rounded up by the Bank accordingly.

2.5 Prior to the Fifth Instalment the Bank shall make a calculation of the aggregate Deutsche Mark value of each of the First Instalments according to 20 (twenty) trading days Closing Price following the relevant Instalment Date of each of them (the "Aggregate Value"). The Deutsche Mark amount of the Fifth Instalment shall be calculated as the difference between the Interest Price less the Aggregate Value, and shall be transferred in OTI Shares in accordance with the provisions of Section 2.4 above.

2.6 On December 15, 2000 (the "Sixth Instalment Date"), the Bank shall make a calculation to the effect that the amount of the Aggregate Value and the value of the Fifth Instalment according to 20 trading days Closing Price following the Fifth Instalment Date shall be added together (the "Final Value"). If the Final Value amounts to less than DM 5 million, the amount of difference shall be transferred by the Bank to Manfred Weise in OTI Shares in accordance with the provision of Section 2.4 above.

2.7 If the OTI Trust Shares are not transferred to the Escrow Account with the Bank on or before the First Instalment Date, the First Instalment Date is moved to the business day following the date of transfer of the OTI Trust Shares to the Bank, the other Instalment Dates and the Sixth Instalment Date are moved correspondingly.

2.8 If there are not enough OTI Shares in the Escrow Account with the Bank to transfer to the Shareholders for the payment of the Interest Price the Bank shall inform OTI and the Shareholders immediately, no further action of the Bank is required.

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3.  Confirmation of Receipt of the OTI Trust Shares

The Bank shall immediately after the irrevocable receipt of the OTI Trust Shares (without any right of recall of OTI whatsoever except for OTI's right to the Remainder according to Section 4) confirm in writing to Manfred Weise (on behalf of the Shareholders) and to OTI the irrevocable receipt of the OTI Trust Shares (without any right of recall of OTI whatsoever except for OTI's right to the Remainder according to Section 4) (the "Confirmation"). The Confirmation shall in substantially the form attached hereto as Exhibit A.

4.  Remainder of OTI Trust Shares

The Bank keeps the remainder, if any, of the OTI Trust Shares in the Escrow Account once all transfers of OTI Shares from the Escrow Account to the Shareholders have been carried out in accordance with Section 2 of this Agreement and the Bank shall act with respect to such remainder in accordance with OTI's instructions without any right of the Shareholders to such remainder.

5.  Special Account

5.1 The Bank shall establish a special account (the "Special Account") in the name of Mr. Manfred Weise, which Mr. Manfred Weise may only dispose of (verfugen uber) according to the following provisions or the prior written consent of OTI.

5.2 The Bank shall deduct an amount equal to DM 800,000 in OTI Trust Shares (the "Secured Amount") from the Fifth Instalment or, if the Fifth Instalment is not effected in the year 2000, the last Instalment effected in the year 2000. Mr. Manfred Weise herewith instructs the Bank to sell these OTI Shares in portions of 1/20 of the number of shares each trading day following the relevant Instalment Date.

5.3 Mr. Manfred Weise herewith irrevocably authorizes OTI to instruct the Bank to dispose of the Secured Amount in favour of Mr. Wener Messmer's bank account, the bank account number of which shall be provided by Mr. Manfred Weise, with the aim of paying the purchase price for the Messmer Option. In the event that OTI does not instruct the Bank to dispose of the Secured Amount until 1 April, 2001, the Secured Amount shall be released to Mr. Weise.

6.  Costs

6.1 The Bank receives a fee of 2.25% of the Interest Price (the "Fee"). The entire remuneration and expenses of the Bank shall be deemed to be covered by payment of the Fee. Thereby 1% of the Interest Price is attributed to the remuneration and expenses for the transfer of the OTI Shares, 1.25% of this amount is attributed to the escrow function of the Bank according to the terms and conditions of this Agreement. The Fee shall be due when the First Instalment is effected in accordance with Sections 2.3, 2.4 of this Agreement.

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6.2 The Fee incurred by the Bank shall be borne by OTI 50% and the Shareholders
    50% equally.

7.  Addresses

The Parties' addresses for the purpose of this Agreement are as set forth below, unless otherwise notified in writing to all parties:

    Shareholders:
    Address: Manfred Weise, Eschenweg 8, D-78244 Gottmadingen
    Tel: ++49-7731-978615
    Fax: ++49-7731-978606
    Copy to Gleiss Lutz Hootz Hirsch:
    Attention: Dr. Stephan Wilske
    Address: MaybachstraBe 6, D-70469 Stuttgart
    Tel: ++49-711-89970
    Fax: ++49-711-855096

    OTI
    Address: Z.H.R. I.Z., Rosh Pina 12000, Israel
    Tel: ++972-6-6938884
    Fax: ++972-6-6938887
    Copy to White & Case:
    Attention: Thomas Schrell/Johannes Lubking/Torsten Koller
    Address: Bockenheimer LandstraBe 51-53, D-60325 Frankfurt am Main
    Tel: ++49-69-713 770
    Fax: ++49-69-713 77 100

8.  Miscellaneous

8.1 Governing Law. This Agreement shall be governed by the laws of the Federal Republic of Germany without regard to its conflict of law provisions.

8.2 Partial Invalidity. If one or more provisions of this Agreement should be or become wholly or partially invalid, void or impracticable, the validity of the other provisions of this Agreement shall not be affected thereby. The same shall apply if it should transpire that this Agreement contains a gap. In place of the invalid, void or impracticable provision (or, as the case may be, in order to fill the gap) the parties to this Agreement shall agree on an appropriate provision which comes as close as legally possible to what the parties were trying to achieve with the invalid, void or impracticable provision (or, as the case may be, the invalid, void or impracticable part thereof). In the event that a gap in this Agreement needs to be filled, a provision shall be agreed upon which, in view of the purpose and intent of this Agreement, comes as close as possible to what the parties would have agreed if they had been aware of the gap at the time that this Agreement was concluded.

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8.3 Liability of the Bank. The Bank shall be liable only for the care it employs in its own affairs.

/s/ Manfred Weise
Manfred Weise

/s/ Dennis Weise
Dennis Weise

/s/ Patrick Weise
Patrick Weise

On Track Innovations Ltd.
ON TRACK INNOVATIONS LTD.

M.M. Warburg & Co KGaA

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                                                                       EXHIBIT A

                    [Letterhead of M.M. Warburg & Co. KGaA]

Manfred Weise
Eschenweg 8
D-78244 Gottmadingen
Fax: ++49-7731-978606

On Track Innovations Ltd.
Z.H.R. I.Z.
Rosh Pina 12000
Israel
Fax: ++972-6-6938887

cc: Gleiss Lutz Hootz Hirsch
    Attention: Dr. Stephan Wilske
    Maybachstr 6
    D-70469 Stuttgart
    Fax: ++49-711-855096

    White & Case
    Attention: Thomas Schrell/Johannes Lubking/Torsten Koller
    Bockenheimer LandstraBe 51-53
    D-60325 Frankfurt am Main
    Fax: ++49-69-713 77 100

Confirmation of Receipt of the OTI Trust Shares

Gentlemen,

In accordance with Section 3 of the Escrow Agreement with respect to the Share Purchase Agreement of June 30, 2000 by and between Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise (the "Shareholders"), On Track Innovations Ltd. ("OTI") and M.M. Warburg & Co. KGaA ("Escrow Agreement") we hereby confirm the irrevocable receipt of the OTI Trust Shares without any right of recall of OTI whatosever except for OTI's right to the Remainder according to Section 4 of the Escrow Agreement with respect to the Share Purchase Agreement.

Sincerely yours,

M.M. Warburg & Co. KGaA

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